Exhibit 2.2

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Agreement”), dated as of December 10, 2002, is entered into by and among Bright Now! Dental, Inc., a Washington corporation (“Parent”), Milkweed, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Monarch Dental Corporation, a Delaware corporation (the “Company”).

WITNESSETH

WHEREAS, Parent, Merger Sub and the Company have entered into that certain Agreement and Plan of Merger dated as of November 27, 2002 (the “Merger Agreement”); and

WHEREAS, the parties hereto wish to amend the Merger Agreement for the purpose of increasing the Merger Consideration from $5.00 per share to $5.75 per share;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each party hereto hereby agrees as follows:

1.    Definitions.    Capitalized terms used in this Agreement without definition shall have the meanings ascribed to them in the Merger Agreement.

2.    Amendments.

(a)    The first sentence of Section 2.1.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Each share of common stock, par value $.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2 and any shares of Company Common Stock which are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shareholders”)), including the associated rights of the Company (the “Company Rights”) pursuant to the Rights Agreement, dated September 16, 2002, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Company Rights Agreement”) shall be converted, subject to Section 2.2.4, into the right to receive $5.75 in cash, payable to the holder thereof, without interest (the “Merger Consideration”).”

(b)    Section 4.8 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Attached hereto as Schedule 4.8 are true and correct copies of a letter, including all exhibits, schedules or amendments thereto (the “Senior Financing Letter”) dated November 22, 2002, from Antares Capital Corporation, Madison Capital Funding, LLC and The Royal Bank of Scotland pursuant to which the parties thereto have committed, subject to the terms and conditions set forth therein, to provide or cause to be provided senior financing of up to $73 million in connection with the Merger and a copy of a letter, including all exhibits, schedules or amendments thereto (the “Mezzanine Financing Letter”) dated September 11, 2002, together with an amendment thereto dated November 22, 2002 and a second amendment thereto dated December 10, 2002, from the Blackstone Mezzanine Group (“Blackstone”) pursuant to which Blackstone has committed, subject to the terms and conditions set forth therein, to provide or cause to be provided mezzanine financing of up to $27 million in connection with the Merger. As of the date hereof, the Senior Financing Letter and the Mezzanine Financing Letter are in full force and effect and have not been terminated. The financing pursuant to the Senior Financing

Letter and the Mezzanine Financing Letter, together with the Fund Financing referenced below (together, the “Financing Commitment”) will provide sufficient funds to consummate the Merger, refinance existing indebtedness of the Company and pay related fees and expenses (collectively, the “Acquisition Costs”). As of the date hereof, Parent has no reason to believe that any conditions set forth in the Financing Commitment that are entirely within the Equity Sponsors’ and Parent’s control cannot or will not be satisfied prior to the Effective Time. Parent has been informed that Gryphon Dental Partners, L.P. and Gryphon Partners II, L.P. have equity commitments from their limited partners and members in the aggregate amount of at least $28.4 million (such aggregate amounts being collectively referred to herein as the “Fund Financing”). Parent has been informed that the General Partner of Gryphon Dental Partners, L.P. and the General Partner of Gryphon Partners II, L.P. (together, the “Equity Sponsors”) may each, in its sole discretion, call such portion of the Fund Financing to fund a portion of the Acquisition Costs. Parent has been informed that none of the Fund Financing has been pledged or is subject to any material lien, security interest or other encumbrance. All internal and other approvals necessary for the Equity Sponsors to obtain the Fund Financing have been obtained and remain in full force and effect.”

(c)    Schedule 4.8 of the Merger Agreement is hereby amended to add thereto the second amendment, dated December 10, 2002, (“Blackstone Second Amendment”) to the letter from Blackstone, dated September 11, 2002, as amended, referenced in Section 4.8 of the Merger Agreement. A true and correct copy of the Blackstone Second Amendment is attached to this Agreement as Exhibit A.

(d)    Except as expressly provided herein, the Merger Agreement is unchanged and remains in full force and effect.

3.    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BRIGHT NOW! DENTAL, INC.

By:	/s/ STEVEN C. BILT

a duly authorized signatory

MILKWEED, INC.

By:	/s/ STEVEN C. BILT

a duly authorized signatory

MONARCH DENTAL CORPORATION

By:	/s/ LISA PETERSON

a duly authorized signatory

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